Exhibit 10.1

RADIAN VOLUNTARY DEFERRED
COMPENSATION PLAN FOR DIRECTORS
Amended and Restated Effective as of January 1, 2020
Radian Group Inc. currently maintains this Plan. The Plan was originally established by the Board of Directors of Radian Group Inc. effective October 19, 1999. The Plan was amended and restated effective December 12, 2005 to incorporate the requirements of section 409A of the Code. The Plan was again amended and restated as of January 1, 2008 to comply with section 409A of the Code, to provide for transition elections under section 409A of the Code, and to make other appropriate changes. The Plan was again amended and restated as of January 1, 2015 (the “2015 Effective Date”) to change the distribution provisions with respect to Compensation and RSUs deferred on or after January 1, 2015 and to make other appropriate changes. The Plan is now amended and restated as of January 1, 2020 (the “2020 Effective Date”) to change the distribution provisions with respect to Compensation and RSUs deferred on or after January 1, 2020 and to make other appropriate changes. The terms of the Plan as set forth in this amendment and restatement shall apply to all Compensation and RSUs deferred on and after the 2020 Effective Date and shall not affect Compensation and RSUs deferred prior to the 2020 Effective Date. The terms of the Plan for deferral elections effective prior to the 2020 Effective Date shall govern the terms of such deferral elections.
No amounts, including amounts that were earned and vested as of December 31, 2004, are intended to be “grandfathered” for purposes of section 409A of the Code.

ARTICLE I
ARTICLE II
ARTICLE IIIDefinitions
Section .“Account” shall mean a bookkeeping record of the accumulated deferrals determined for each Participant, including any earnings credited to or debited from such deferrals and any Dividend Equivalents credited to such deferrals, if applicable. Except as provided in ARTICLE VI, a Participant’s Account shall be fully vested and nonforfeitable at all times. A Participant’s Account shall be divided into the following subaccounts and such other subaccounts as the Committee deems appropriate:
(a)“Deferred Compensation Account” means a bookkeeping account representing the Participant’s Deferred Compensation, including any adjustments for earnings or losses; and
(b)“Deferred RSU Account” means a bookkeeping account representing the Participant’s Deferred RSUs, including any adjustments for Dividend Equivalents, to the extent applicable.
Section .“Benefit Commencement Date” means the date irrevocably elected by the Participant pursuant to Section 3.06 with respect to Compensation or Section 6.06 with respect to RSUs, or such later date as elected by the Participant pursuant to ARTICLE IX.
Section .“Board” means the Board of Directors of Radian Group Inc.
Section .“Code” means the Internal Revenue Code of 1986, as amended.
Section .“Committee” means the Compensation and Human Resources Committee of the Board or its delegate.
Section .“Company” means Radian Group Inc., a Delaware corporation, and its corporate successors and assigns.

Section .“Compensation” means the annual fee, meeting fees, any chairmanship fees and any other cash compensation payable to Participants for services completed during the Plan Year for their services as a member of the Board.
Section .“Deferred Compensation” means the amount of Compensation that a Participant has irrevocably elected to defer under the terms of this Plan.
Section .“Deferred RSUs” means the RSUs that a Participant has irrevocably elected to defer under the terms of this Plan.
Section .“Director” means a director of the Company who is not an employee of the Company or any of its Subsidiaries.
Section .“Dividend Equivalent” means an amount credited to a subaccount for Deferred RSUs with regard to dividends paid on the Company’s Common Stock as set forth in Section 7.02.
Section .“Equity Compensation Plan” means the Radian Group Inc. Equity Compensation Plan, as in effect from time to time, or any subsequently adopted equity compensation plan, as applicable.
Section .“Participant” means a Director who elects to participate in the Plan.
Section .“Plan” means this Radian Voluntary Deferred Compensation Plan for Directors, as it may be amended from time to time.
Section .“Plan Year” means the calendar year during which a Participant’s Compensation is earned with respect to services performed by the Participant or during which services are first performed by a Participant with respect to the Participant’s RSUs granted in such calendar year, as applicable.
Section .“RSU” means a Restricted Stock Unit granted under the Equity Compensation Plan.
Section .“Separation from Service” means a Director’s separation from service as a member of the Board which constitutes a “separation from service” for purposes of section 409A of the Code.
Section .“Subsidiary” means a company of which the Company owns, directly or indirectly, at least a majority of the shares having voting power in the election of directors or other governing body.
Section .“2015 Effective Date” of the 2015 amendment and restatement of the Plan has the meaning set forth in the introductory paragraph.
Section .“2020 Effective Date” of this 2020 amendment and restatement of the Plan has the meaning set forth in the introductory paragraph.
ARTICLE IV
ARTICLE V
ARTICLE VIELIGIBILITY
Section .Eligibility. Each Director who completes such forms and provides such data as are reasonably required by the Committee is eligible to participate in the Plan.
Section .Participant Consent. By making an election to defer Compensation or RSUs, the Participant shall for all purposes be deemed conclusively to have consented to the provisions of the Plan and to all subsequent amendments thereto.
ARTICLE VII
ARTICLE VIII
ARTICLE IXDeferred Compensation Election for Cash Compensation
Section .Deferred Compensation Election. Each Participant must fully complete the deferral election form provided by the Company irrevocably electing to reduce his or her Compensation by an amount equal to between 10% and 100% in increments of 5% only.
Section .Timing of Deferral Election. Elections to defer Compensation must be filed prior to January 1 of the Plan Year for which the election is to be effective and during which the services related to the Compensation will be performed, or at such earlier time as may be set by the Committee in its sole discretion.
Section .New Directors. Notwithstanding the foregoing Section 3.02, if an individual first becomes a Director during a Plan Year, the Director may elect to defer a percentage of his or her Compensation for such Plan Year so long as the Director files the deferral election form provided by the Company, irrevocably electing to reduce his or her Compensation by an amount equal to between 10% and 100% in increments of 5% only, on or before the date that is 30 days after the date on which the individual first becomes a Director. The deferral election shall apply only to Compensation earned with respect to services performed after the date on which the Director files his or her deferral election form.
Section .Plan Year Elections. A separate election to defer Compensation must be filed for each Plan Year.
Section .Form of Payment. A Participant may elect to receive payment of his or her Deferred Compensation Account balance in a single sum payment or annual installment payments over a term of up to ten years following the applicable Benefit Commencement Date. Subject to ARTICLE IX, such election shall be irrevocable and shall be made on the Participant’s deferral election form as described in this ARTICLE III. A Participant may select a different form of payment for each Plan Year’s Deferred Compensation. If and to the extent that a Participant does not make an election with respect to the form of payment of his or her Deferred Compensation Account, such Deferred Compensation Account will be paid in a lump sum.
Section .Timing of Payment of Deferred Compensation Account.
(a)On the Plan deferral election form described in this ARTICLE III, a Participant may elect to commence payment of his or her Deferred Compensation Account balance, in the form elected in Section 3.05 (i.e., lump sum or installments), either (i) in January of any year which is at least two years following the Plan Year for which such election is made, but not later than ten years following the January immediately following the Plan Year for which such election is made; or (ii) in January of any year following his or her Separation from Service, but not later than ten years following the January immediately following the year in which such Separation from Service occurs. The Committee may impose limits on the deferral period, as determined in its discretion. If and to the extent that a Participant does not make an election with respect to timing of payment of his or her Deferred Compensation Account, payment of such Deferred Compensation Account will commence in January of the year immediately following his or her Separation from Service.
(b)The date on which the Participant irrevocably elects to commence receiving payment of his or her Deferred Compensation Account balance shall be elected on the Participant’s deferral election form as the Benefit Commencement Date.
(c)Notwithstanding the foregoing provisions of this Section 3.06, Deferred Compensation that accrued to a Participant’s Deferred Compensation Account with respect to Compensation earned for services performed prior to the 2015 Effective Date, as adjusted for earnings and losses, will be paid in accordance with the terms of the Plan in effect prior to the 2015 Effective Date, as summarized in Exhibit A.
ARTICLE X
ARTICLE XI
ARTICLE XIIEarnings and Investments for Deferred Compensation Accounts
Section .Deferred Compensation Account. The Committee shall cause a Deferred Compensation Account to be kept in the name of each Participant, which shall reflect the value of the Participant’s Deferred Compensation, as adjusted for any earnings or losses in accordance with this ARTICLE IV. Each Deferred Compensation Account shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Deferred Compensation Accounts established under the Plan shall hold any actual funds or assets.
Section .Investment Earnings for Deferred Compensation Accounts.
(a)As soon as practicable after each year, each Participant’s Deferred Compensation Account shall be credited with earnings and debited with losses in accordance with the return on a hypothetical investment in one or more investment funds designated by the Committee, which constitute a “predetermined actual investment” as described in the regulations issued under section 409A of the Code.
(b)Each Participant may invest amounts held in his or her Deferred Compensation Account among the available investment alternatives selected by the Committee for purposes of measuring investment return for the investment of the Participant’s Deferred Compensation Account. The investment funds shall be used only for purposes of measuring the return on the Participant’s Deferred Compensation Account, and no Participant shall have any interest in any actual investment fund. The Company shall calculate the return on the hypothetical investments in investment funds on a quarterly or more frequent basis. If a Participant does not elect an investment fund for purposes of measuring investment return for the investment of the Participant’s Deferred Compensation Account, the Participant’s Deferred Compensation Account will be deemed invested in the default investment fund selected by the Company.
(c)The Committee shall establish procedures by which Participants can change their investment elections among the available investment alternatives.
Section .Timing of Credits. Each Participant’s Deferred Compensation Account shall be credited initially with the amount of Deferred Compensation for a Plan Year as of the date such Deferred Compensation would have been paid to the Participant had it not been deferred in accordance with this Plan.
ARTICLE XIII
ARTICLE XIV
ARTICLE XVPayment of Deferred Compensation Account
Section .Payment of Deferred Compensation Account.
(a)A Participant shall be paid the value of his or her Deferred Compensation Account (or portion thereof) beginning within 60 days after the Benefit Commencement Date in the form irrevocably elected by the Participant under Section 3.05. The Participant’s Deferred Compensation Account will continue to be adjusted for earnings or losses calculated in accordance with his or her elections until the date upon which the Participant’s entire Deferred Compensation Account balance is distributed.
(b)If the Participant has elected to receive his or her Deferred Compensation Account in annual installments, the first annual installment shall become payable on the Benefit Commencement Date. All subsequent installment payments shall be made each subsequent calendar year during the installment payment period on or around the anniversary of the date upon which the initial installment payment was made under this Section 5.01(b). The Participant’s Deferred Compensation Account will continue to be adjusted for earnings or losses calculated in accordance with his or her elections until the date on which the Participant’s entire Deferred Compensation Account balance is distributed. Each annual payment shall be calculated by dividing the remaining value of the Deferred Compensation Account (or portion thereof) by the number of remaining annual installment payments to be made to the Participant.
Section .Payment upon Death. A Participant’s death benefit shall be payable to the Participant’s beneficiary as set forth in ARTICLE X.
ARTICLE XVI
ARTICLE XVIIDeferred RSUs ELECTION
Section .Deferred RSUs Election. A Participant may elect to defer 50% or 100% of the RSUs to be granted with respect to services performed in the applicable Plan Year and subsequent years. The Committee may set the amount of RSUs that may be deferred in a Plan Year, as determined in its discretion. Deferrals must be made in whole RSU shares. Any Deferred RSUs shall be credited to a Deferred RSU Account as of the date such RSUs are granted to the Participant. A Participant’s Deferred RSUs shall vest pursuant to the terms of the Equity Compensation Plan and the award agreement evidencing the RSU grant. In the event a Participant forfeits any portion of the Participant’s Deferred RSUs pursuant to the terms of the Equity Compensation Plan or award agreement, the Participant’s Deferred RSU Account shall be reduced by the amount attributable to the forfeited Deferred RSUs.
Section .Timing of Deferral Election. Any election made by a Participant under this ARTICLE VI must be filed prior to January 1 of the Plan Year for which the election is to be effective and during which the RSUs are granted and the services related to the RSUs first will be performed, or at such earlier time as may be set by the Committee in its sole discretion.
Section .New Directors. Notwithstanding the foregoing in Section 6.02, if an individual first becomes a Director during a Plan Year, the Director may elect to defer 50% or 100% of the RSUs to be granted to the Director in the applicable Plan Year, so long as the Director files the election on or before the date that is 30 days after the date on which the individual first becomes a Director. The deferral election shall apply only to RSUs earned with respect to services performed after the date on which the Director files his or her deferral election form. The Committee may set the amount of RSUs that a new Director may defer, as determined in the Committee’s sole discretion.
Section .Plan Year Elections. An election to defer RSUs must be filed for each applicable Plan Year.
Section .Form of Payment. A Participant may elect to receive his or her Deferred RSU Account balance in a single sum payment or annual installment payments over a term of up to ten years following the applicable Benefit Commencement Date. Subject to ARTICLE IX, the form of payment of the Deferred RSU Account shall be irrevocably elected on the Participant’s deferral election form as described in this ARTICLE VI. A Participant may select a different form of payment for each Plan Year’s Deferred RSUs. If and to the extent that a Participant does not make an election with respect to the form of payment of his or her Deferred RSU Account, such Deferred RSU Account will be paid in a lump sum.
Section .Timing of Payment of Deferred RSU Account.
(a)On the Plan deferral election form described in this ARTICLE VI, a Participant may elect to commence payment of his or her Deferred RSU Account balance, in the form elected in Section 6.05, either (i) in January of any year which is at least two years following the Plan Year for which such election is made, but not later than ten years following the January immediately following the Plan Year for which such election is made; or (ii) in January of any year following his or her Separation from Service, but not later than ten years following the January immediately following the year in which such Separation from Service occurs. The Committee may impose limits on the deferral period, as determined in its discretion. If and to the extent that a Participant does not make an election with respect to timing of payment of his or her Deferred RSU Account, payment of such Deferred RSU Account will commence in January of the year immediately following his or her Separation from Service.
(b)The date on which the Participant irrevocably elects to commence payment of his or her Deferred RSU Account shall be elected on the Participant’s deferral election form as the Benefit Commencement Date.
(c)Notwithstanding the foregoing provisions of this Section 6.06, Deferred RSUs that accrued to a Participant’s Deferred RSU Account with respect to services performed prior to the 2015 Effective Date will be paid in accordance with the terms of the Plan in effect prior to the 2015 Effective Date, as summarized in Exhibit A.
ARTICLE XVIII
NOTIONAL Investment OF Deferred RSU Accounts.
Section .Deferred RSU Account. The Committee shall cause a Deferred RSU Account and such other subaccounts as the Committee deems appropriate to be established for each Participant who has Deferred RSUs, which shall reflect the value of the Deferred RSUs payable to such Participant under the Plan, as adjusted for any Dividend Equivalents, if applicable, as set forth herein. Each Deferred RSU Account shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Deferred RSU Accounts established under the Plan shall hold any actual funds or assets.
Section .Dividend Equivalents. With respect to Deferred RSUs payable in the form of the Company’s Common Stock, Dividend Equivalents shall be credited only to the extent that the grant agreement for such Deferred RSUs provides for Dividend Equivalents and only in the form (i.e., cash or Common Stock) that the grant agreement so provides. If applicable, Dividend Equivalents may be credited to a subaccount of the Deferred RSU Account for each dividend paid by the Company with respect to shares of Common Stock equal to the Participant’s vested Deferred RSUs, until such time as the Participant’s Deferred RSU Account is distributed to the Participant. If applicable, Dividend Equivalents will be credited only on the portion of the Participant’s Deferred RSU Account that is vested on the record date for the applicable dividend. No interest or earnings shall accrue with respect to Dividend Equivalents.
Section .Denomination of Deferred RSU Account. A Participant’s Deferred RSU Account relating to Deferred RSUs shall be denominated in notional shares of the Company’s Common Stock. To the extent applicable, a Participant’s Deferred RSU Account relating to any Dividend Equivalents that may be granted with respect to the Participant’s Deferred RSUs in accordance with the terms of the applicable grant agreement shall be denominated in cash or notional shares of the Company’s Common Stock, as provided in the applicable grant agreement.
ARTICLE XIX
Payment of Deferred RSU AccountS.
Section .Payment of Deferred RSU Accounts.
(a)A Participant’s vested Deferred RSU Account shall be distributed in accordance with the payment election made under Article VI, beginning within 60 days after the Benefit Commencement Date. The Participant’s Deferred RSU Account will be adjusted for Dividend Equivalents, if applicable, as set forth in Section 7.02, until the date on which the Participant’s entire vested Deferred RSU Account balance has been distributed. Shares of Company Common Stock payable with respect to vested Deferred RSUs shall be issued under the Equity Compensation Plan.
(b)If a Participant has elected to receive his or her Deferred RSU Account in annual installments, the first annual installment shall become payable on the Benefit Commencement Date. All subsequent installment payments shall be made each subsequent calendar year during the installment payment period on or around the anniversary of the date upon which the initial installment payment was made under this subsection (b). Each annual payment shall be calculated by dividing the remaining value of the Deferred RSU Account (or portion thereof) by the number of remaining annual installment payments to be made to the Participant. Any fractional shares of Company Common Stock shall be rounded down to the nearest whole share.
Section .Changes in Capitalization. A Participant’s Deferred RSU Account denominated in shares of the Company’s Common Stock shall be appropriately adjusted in accordance with the Equity Compensation Plan to reflect changes in capitalization of the Company’s Common Stock as described in the Equity Plan.
Section .Payment upon Death. A Participant’s death benefit shall be payable to the Participant’s beneficiary as set forth in ARTICLE X.
ARTICLE XX
Subsequent Deferral Election.
Section .A Participant shall have the option of postponing an elected Benefit Commencement Date for Deferred Compensation or Deferred RSUs, as applicable, by making an irrevocable election to defer payment at least 12 full months before the applicable Benefit Commencement Date. Such re-deferral shall be for at least five years from the year of the applicable Benefit Commencement Date, and shall not take effect until at least 12 months after the date on which the re-deferral election is made. The Committee may impose limits on re-deferrals, as determined in its discretion.
Section .In connection with a re-deferral election under this ARTICLE IX, a Participant may also change the form (i.e., lump sum or installments) in which the Participant elected to receive his or her Deferred Compensation Account balance or Deferred RSU Account at the applicable Benefit Commencement Date.

Section .A Participant may make a re-deferral election on one or more occasions in accordance with this ARTICLE IX, on a form, and according to procedures and limitations designated by the Committee.,
Section .The Participant’s Benefit Commencement Date shall remain subject to ARTICLE X in the event of the Participant’s death, without regard to any re-deferral election.
ARTICLE XXI
Death Benefits FOR ACCOUNTS
In the event that a Participant dies before, on or after his or her Benefit Commencement Date, notwithstanding the Participant’s elections as to time and form or payment, the beneficiary of such Participant shall receive as a death benefit a single sum equal to the entire unpaid, vested value of the Account within 60 days following the Participant’s death. A Participant may designate a beneficiary pursuant to Article XIII.

ARTICLE XXII
ARTICLE XXIII
ARTICLE XXIVUnforeseeable Emergency
Section .Unforeseeable Emergency. A Participant may elect to be paid all or any part of the Participant’s Deferred Compensation Account or vested Deferred RSU Account in the event such funds are needed in connection with an “unforeseeable emergency” (as determined by the Committee in accordance with section 409A of the Code and other applicable law). For purposes of this Section 11.01, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Unforeseeable emergency shall be administered in accordance with section 409A of the Code.
ARTICLE XXV
ARTICLE XXVI
ARTICLE XXVIIMiscellaneous
Section .Claims Procedures.
(a)Any claim by a Participant or a beneficiary (hereafter the “Claimant”) for benefits shall be submitted in writing to the Committee. The Committee shall be responsible for deciding whether such claim is payable, or the claimed relief otherwise is allowable, under the provisions and rules of the Plan. The Committee otherwise shall be responsible for providing a full review of the Committee’s decision with regard to any claim, upon a written request, as set forth herein.
(b)Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify; and such person shall not have any rights or be entitled to any benefits, or further benefits, hereunder, as the case may be, unless the required information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply, at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a claim covered under the Plan or if the Claimant shall fail to furnish such proof as is requested, no benefits, or no further benefits, hereunder, as the case may be, shall be payable to such Claimant.
(c)Claim Decision. The Claimant shall be notified within 90 days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances require an extension of time, in which case the Committee may have up to an additional 90 days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial 90 day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.
(d)Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)The specific reason(s) for the denial;
(ii)Specific reference to the specific Plan provisions on which such denial is based; and
(iii)A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary.
(e)Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within 60 days after receiving notice of denial. The decision on appeal will be made within 60 days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial 60 day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The reviewer shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
(f)Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(i)The specific reason(s) for the denial;
(ii)Specific references to the pertinent Plan provisions on which such denial is based;
(iii)A statement that the Claimant may receive on request all relevant records at no charge;
(iv)A description of the Plan’s voluntary procedures and deadlines, if any; and
(v)If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
(g)Claims Procedures Mandatory. The internal claims procedures set forth in this Section 12.01 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 12.01, the denial of the Claim shall become final and binding on all persons for all purposes.
(h)Approval or Denial of Claim. Commencement of benefit payments shall constitute notice of approval of a claim to the extent of the amount of the approved benefit. If such claim shall be wholly or partially denied, such notice shall be in writing as described herein. If the Committee fails to notify the Claimant of the decision regarding their claim in accordance with this section, the claim shall be “deemed” denied, and the Claimant then shall be permitted to proceed with the claims review procedure provided for herein.
(i)Decisions Final. For all purposes under the Plan, the decision with respect to a claim (if no review is requested) and the decision with respect to a claims review (if requested), shall be final, binding, and conclusive on all Participants, beneficiaries, and other interested parties, as to all matters relating to the Plan and Plan benefits. Further, each claims determination under the Plan shall be made in the absolute and exclusive discretion and authority of the Committee.
Section .Legal Incapacity. If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is determined to be legally incapable of giving valid receipt and discharge for such benefits, benefits will be paid to such person as the Committee may designate for the benefit of such Participant or beneficiary. Such payments shall be considered a payment to such Participant or beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.
Section .Locating Participants and Beneficiaries. The Committee shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Company’s or the Committee’s records. If the Committee is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Company shall continue to hold the benefit due such person, subject to any applicable state escheat laws.
Section .Distributions from Accounts. If a Participant receives a distribution from his or her Account, the Company shall adjust the Account for earnings, losses, or Dividend Equivalents, as applicable, for the portion of the year preceding the distribution date.
Section .Unfunded Obligation. Until deferred benefits hereunder are distributed in accordance with the terms of the Plan, the interest of each Participant and beneficiary therein is contingent only. Title to and beneficial ownership of any assets, which the Company may set aside or earmark to meet its obligations with respect to Participant Accounts hereunder shall at all times remain the property of the Company. All Plan Participants and beneficiaries are general unsecured creditors of the Company with respect to the benefits due hereunder, and the Plan constitutes an agreement by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be considered unfunded for tax purposes.
Section .No Trust Obligation. In order to meet its obligations hereunder, funds may be set aside or earmarked by the Company. These funds may be kept in cash, or invested and reinvested, at the discretion of the Committee. The Company may, but is not required to, establish a grantor trust which may be used to hold assets of the Company which are maintained as reserves against the Company’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Company’s creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Company’s obligation hereunder, then such obligation of the Company shall be reduced to the extent such assets are utilized to meet its obligations hereunder.
ARTICLE XXVIII
ARTICLE XXIX
ARTICLE XXXBeneficiary Designation
Section .Beneficiary Designation. A Participant may designate a beneficiary and a contingent beneficiary as part of his or her deferral election. Any beneficiary designation hereunder shall remain effective until changed or revoked.
Section .Changing a Designation. A beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Company.
Section .Default Beneficiary. If the Participant dies without having designated a beneficiary or if the Participant dies and the beneficiary so named by the Participant has predeceased the Participant or otherwise ceased to exist, then the Participant’s estate shall be deemed to be the beneficiary.
ARTICLE XXXI
ARTICLE XXXII
ARTICLE XXXIIIAdministration
Section .Books and Records. The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to the supervision and control of the Committee.
Section .Expenses. The Company shall pay all expenses of administering the Plan either from funds set aside or earmarked under the Plan or from other funds.
Section .Transfer Restrictions. To the extent permitted by law, the right of any Participant or any beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.
Section .Liability. No member of the Board or of the Committee and no officer or employee of the Company or a Subsidiary shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer, or employee of the Company or a Subsidiary.
Section .Service of Process. The Committee shall be the agent for service of process on the Plan.
Section .Withholding. Benefit payments hereunder shall be subject to withholding, to the extent required (as determined by the Company) by applicable tax or other laws.
Section .Successors. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and their heirs, executors, administrators, and legal representatives.
Section .Invalid or Unenforceable Provisions. If any provision of this Plan is held invalid or unenforceable, to the extent necessary to effectuate the purposes of this Plan, its invalidity or unenforceability shall not affect any other provisions of the Plan and the Plan shall be construed and enforced as if such provisions had not been included therein.
Section .Section 409A.
(a)The Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code, and all payments to be made upon a termination of service under this Plan may only be made upon a “separation from service” as defined under section 409A of the Code. All amounts to be distributed under this Plan shall be paid, or commence to be paid, within 60 days after the Benefit Commencement Date, subject to the six-month delay described below, if applicable, or the applicable anniversary in the case of installment payments, but in no event shall a payment be made after December 31 of the calendar year in which the payment is scheduled to be made, or otherwise in accordance with section 409A of the Code. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except as permitted by section 409A of the Code.
(b)Notwithstanding anything in the Plan to the contrary, if a Participant’s distribution is to commence, or be paid upon, separation from service, payment of the distribution shall be delayed for a period of six months after the Participant’s separation from service, if the Participant is a “specified employee” as defined under section 409A of the Code (as determined by the Committee) and if required pursuant to section 409A of the Code (“six-month delay”). If payment is delayed, the Participant’s distribution shall commence, or be paid, within 30 days of the date that is the six-month anniversary of the Participant’s separation from service. If the Participant dies during the six-month delay, the accumulated postponed amount shall be paid as described in Section 10.2.
ARTICLE XXXIV
ARTICLE XXXV
ARTICLE XXXVIAmendment or Termination of Plan
Section . Amendment. The Board may amend the Plan in whole or in part, effective as of any date specified.
Section .Termination. The Board may terminate the Plan at any time. The Board may determine that Account balances shall be distributed to Participants in a lump sum payment after termination of the Plan, in accordance with section 409A of the Code, including in connection with a “change in control” as defined in section 409A of the Code.

Exhibit A

In accordance with Section 3.06(c) and Section 6.06(c) of the Plan, Deferred Compensation and Deferred RSUs that accrued prior to the 2015 Effective Date, as adjusted for earnings, losses, and Dividend Equivalents, as applicable, will be paid in accordance with the terms of the Plan in effect prior to the 2015 Effective Date (the “Prior Plan”), as summarized below.

1.	Definitions. Capitalized terms used herein shall have the meaning set forth in the Prior Plan. The term “Disability” is defined in the Prior Plan as set forth below.
.“Disability” means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders the Participant incapable of continuing any gainful occupation and which condition constitutes total disability under the federal Social Security Act then in effect. A determination of Disability shall be made in accordance with the requirements of section 409A of the Code.
2.Deferral and Payment of Deferred Compensation Account.
.Form of Payment of Deferred Compensation Account (Section 2.03 of the Prior Plan). A Participant may elect to receive his or her Account balance in a single sum payment or annual installment payments over a term of ten years. Subject to Section 2.05 of the Prior Plan, the form in which the Participant elects to receive payment of his or her Account balance shall be irrevocably elected on the Participant’s deferral election form as described in Section 2.02 of the Prior Plan.
.Payment of Deferred Compensation Account (Section 2.04 of the Prior Plan).
(a)On the Plan deferral election form described in Section 2.02 of the Prior Plan, a Participant may elect to receive or commence payment of his or her Account balance, in the form elected in Section 2.03 of the Prior Plan, either (i) in January of any year which is at least two years following the Plan Year for which such election is made, (ii) for Participants who have a Separation from Service on or before December 31, 2008, in January of the year immediately following his or her Separation from Service, or (iii) for Participants who have a Separation from Service after December 31, 2008, within 30 days after the last day of the month in which his or her Separation from Service occurs.
(b)Subject to Section 2.05 of the Prior Plan, the date on which the Participant irrevocably elects to receive, or commence receiving, payment of his or her Account balance shall be elected on the Participant’s deferral election form as the Benefit Commencement Date. However, subject to Section 2.05(e) of the Prior Plan, if the Participant designates a specified date as the Benefit Commencement Date and the Participant’s service with the Board terminates before that specified date as a result of the Participant’s death, Disability, or Separation from Service, the Benefit Commencement Date shall be the first to occur of (i) the specified date, (ii) in the event of the Participant’s death, the date described in Section 4.01 of the Prior Plan, (iii) in the event of the Participant’s Disability, the date described in Section 5.03(a) of the Prior Plan, or (iv) in the event of the Participant’s Separation from Service, the date described in Section 5.03(b) of the Prior Plan.
.Payment of Deferred Compensation Account upon Disability or Separation from Service (Sections 5.03(a) and (b) of the Prior Plan).
(a)    In the event of the Participant’s Separation from Service on account of Disability prior to his or her selected Benefit Commencement Date, the Participant’s Benefit Commencement Date shall be adjusted as follows: (i) for Participants who have a Separation from Service on or before December 31, 2008, to January of the year immediately following his or her Separation from Service, and (ii) for Participants who have a Separation from Service after December 31, 2008, the Benefit Commencement Date shall be adjusted to a date that is within 30 days after the last day of the month in which his or her Separation from Service occurs.
(b)    Subject to Section 2.05(e) and Section 5.03(d) of the Prior Plan, in the event of the Participant’s Separation from Service as a member of the Board prior to his or her selected Benefit Commencement Date other than on account of death or Disability, the Participant’s Benefit Commencement Date shall be adjusted as follows: (i) for Participants who have a Separation from Service on or before December 31, 2008, to January of the year immediately following his or her Separation from Service, and

(ii) for Participants who have a Separation from Service after December 31, 2008, the Benefit Commencement Date shall be adjusted to a date that is within 30 days after the last day of the month in which his or her Separation from Service occurs.
3.Deferral of Deferred Stock Units.
.Each Director may elect to defer the payment date of any deferred stock units (which includes phantom stock units and restricted stock units) (“DSUs”) that were granted by the Company in consideration for the Director’s service as a director and that are payable upon his or her departure from the Company’s Board. Such deferral of DSUs: (i) must be made in writing before the year for which they are earned and (ii) shall be for a specified period of years after the date of such departure.
.All deferral elections with respect to DSUs shall be made in accordance with section 409A of the Code. Deferral elections after December 31, 2008 that are made in accordance with the “subsequent election” rules of section 409A shall be made as follows: (i) the election must be made at least 12 full months before distribution would otherwise be made, (ii) the deferral must be for at least five years from the original distribution date, and (iii) the deferral election must not take effect until 12 months after the date on which the deferral election is made.
.All deferred DSUs shall be paid in a lump sum payment at the specified distribution date. Deferred DSUs shall be paid in shares of Company stock or cash, as specified in the grant agreement, pursuant to the terms of the Company’s equity compensation plan pursuant to which they were granted, and deferred DSUs shall in all respects be subject to the terms of such plan (including plan provisions with respect to adjustments in the event of changes in corporate capitalization).